                                                            EXHIBIT 99.1


RISK FACTORS

From time to time, in both written reports and in oral statements by PSINet senior management, expectations and other statements are expressed regarding future performance of the Company. These forward-looking statements are inherently uncertain and investors must recognize that events could turn out to be different than such expectations and statements. Key factors impacting current and future performance are discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. In addition, the following Risk Factors as well as the other information in this Quarterly Report should be considered in evaluating the Company and its business. Capitalized terms used in this Exhibit 99.1 but not otherwise defined herein should have the respective meanings described thereto in the periodic report with which this Exhibit 99.1 is filed.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT

Upon the consummation of the Notes offering in April l998, the Company became highly leveraged, with significant debt service requirements. As of June 30, 1998, the Company's total indebtedness was $710.1 million, representing 100% of total capitalization, and its interest expense was $16.9 million for the quarter then ended. The Company's high level of indebtedness could have several important effects on its future operations, which, in turn, could have important consequences to the holders of the Company's securities, including, the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and, therefore, will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and capital expenditures, and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future operating performance and economic, financial, competitive, regulatory and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future operating performance will not be adversely affected by some or all of these factors. Based upon the Company's current level of operations, management believes that working capital from operations, from existing credit facilities, from capital lease financings and from proceeds of future equity or debt financings, will be adequate to meet the Company's presently anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on its debt (including the Notes). There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its debt (including the Notes) or to make necessary capital expenditures. Furthermore, there can be no assurance that the Company will be able to raise additional capital for any such refinancing in the future.

OPERATING DEFICIT; CONTINUING LOSSES; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS; OPERATING LOSSES OF CERTAIN ACQUIRED COMPANIES

The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract and retain qualified persons, and continue to upgrade its technologies and commercialize its network services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has experienced revenue growth on an annual basis with revenue increasing from $38.7 million in 1995 to $84.4 million in 1996 to $121.9



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million in 1997 and $98.2 million for the first six months of 1998, it has incurred losses and experienced negative earnings before interest, taxes, depreciation and amortization ("EBITDA") during each of such periods, and management expects to continue to operate at a net loss and experience negative EBITDA in the near term as the Company continues its acquisition program and the expansion of its global network operations. The Company has incurred net losses of $53.2 million, $55.1 million and $45.6 million and has incurred negative EBITDA of $27.9 million, $28.0 million and $21.2 million for each of the years ended December 31, 1995, 1996 and 1997, respectively. Additionally, the Company incurred net losses of $84.3 million and negative EBITDA of $21.5 million, respectively, for the six months ended June 30, 1998. At June 30, 1998, the Company had an accumulated deficit of $246.9 million. There can be no assurance that the Company will be able to achieve or sustain profitability or positive EBITDA. Principal among factors that adversely affected the Company's operating performance in 1997 and the first six months of 1998 were delivery delays for Primary Rate Interface ("PRI") telecommunications facilities required to meet customer demand, accelerated investment by the Company in its overseas operations in order to respond to rapidly developing markets, and lower than expected growth during the third quarter of 1997 in the demand for its domestic Internet services. The Company expects to focus in the near term on continuing to increase its business customer base and geographic presence, and on expanding its Carrier and ISP Services business unit strategy, which will require it to continue to incur expenses for marketing, network infrastructure, personnel and the development of new products and services. The Company also plans to continue to enhance its network and the administrative and operational infrastructure necessary to support its Internet access service domestically and internationally, which it does by ownership interest or capital lease wherever possible. This includes the acquisition of bandwidth, which must often be obtained in anticipation of future revenue. Such expenses may adversely impact cash flow and operating performance.

The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside the Company's control, including, among others, general economic conditions, specific economic conditions in the Internet access industry, user demand for Internet services, capital expenditures and other costs relating to the expansion of operations and the Company network, the ability to identify, acquire and integrate successfully suitable acquisition candidates, charges related to acquisitions, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of channels through which those services are sold, pricing changes and new product introductions by the Company and its competitors, delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities (i.e., PRIs) and any potential adverse regulatory developments. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on the Company's business, results of operations and cash flow.

The Company has recently acquired a number of Internetrelated companies.
Certain of these companies incurred net losses and had negative EBITDA prior to their acquisition by the Company. While the Company believes that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of these companies it will be able to realize significant cost savings on its consolidated operations, there can be no assurance that the Company's integration of the operations of these companies will be accomplished successfully. The inability of the Company to improve the operating performance of these businesses or to successfully integrate their operations could have a material adverse effect on the Company's business, financial condition and results of operations.

NEED FOR ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL REQUIREMENTS

The Company expects to continue to enhance and build out its global network in order to maintain its competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing. In order to take full advantage of the bandwidth acquired from IXC, in addition to other planned capital expenditures, the Company expects to incur capital expenditures through the end of the year 2000 of up to $95 million. In addition, the Company expects to incur on an annual basis $1.15 million in operation and maintenance fees with respect to the PSINet IRUs per each 1,000 equivalent route miles of OC-48 bandwidth accepted under the IRU Purchase Agreement. Other planned capital expenditures expected to be incurred by the Company over the next three years include up to $35 million in connection with the Company's anticipated buildout of its pan-European Internet network. Additionally, the Company expects to make capital expenditures of (i) approximately $45 million in


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connection with its acquisition in May 1998 of dark fiber optic capacity covering the New York City and Washington, D.C. metropolitan areas and the route between New York City and Washington, D.C., (ii) approximately $32 million in connection with its agreements entered into in June 1998 to acquire IRUs in certain transpacific fiber optic bandwidth between the United States and Japan and (iii) in excess of $100 million over the 25 year term of the agreement in connection with its agreement entered into in August 1998 with a group of leading global telecommunication companies to build an undersea cable system connecting the United States and Japan. The Company is also obligated, under the terms of one of its Carrier and ISP Services agreements, to provide the ISP customer with a rental facility of up to $5 million for telecommunications equipment owned or leased by the Company and deployed in the customer's network ($1.4 million was drawn at June 30, 1998). Furthermore, the Company may be obligated pursuant to the Contingent Payment Obligation under the IRU Purchase Agreement to provide IXC with additional shares of common stock and/or cash, at the Company's sole option, in an amount equal to the difference between $240 million and the then fair market value of the IXC Initial Shares on the earlier of one year following delivery and acceptance of the total bandwidth corresponding to the PSINet IRUs or February 25, 2002. The Company also expects that it will require substantial capital for acquisitions of Internet assets and businesses.

The Company believes it will have a reasonable degree of flexibility to adjust the amount and timing of its capital expenditures in response to the Company's then existing financing capabilities, market conditions, competition and other factors. The Company believes that working capital generated from the use of bandwidth corresponding to the PSINet IRUs, together with other working capital from operations, from existing credit facilities, from capital lease financings, proceeds of the Notes offering, and from proceeds of future equity or debt financings (which the Company presently expects to be able to obtain when needed), will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."

The Company may seek to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses, or to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. There can be no assurance that the Company will be able to raise such funds on favorable terms. In the event that the Company is unable to obtain such additional funds on acceptable terms, the Company may determine not to enter into various expansion opportunities.

COMPETITION; PRICING FLUCTUATION

The market for Internet connectivity and related services is extremely competitive. The Company anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. The Company believes that a reliable international network, knowledgeable salespeople and the quality of technical support currently are the primary competitive factors in the Company's targeted market and that the price is usually secondary to these factors.

Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers, and on-line service providers. While the Company believes that its network, products and customer service distinguish it from these competitors, some of these competitors have a significantly greater market presence, brand recognition, and financial, technical and personnel resources than the Company.

All the major long distance companies (also known as interexchange carriers or IXCs), including AT&T, WorldCom/MCI, Sprint and Cable & Wireless, offer Internet access services and compete with the Company. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers ("LECs"), including the Regional Bell Operating Companies ("RBOCs"), to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, the Company believes that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from, ISPs. The WorldCom/MFS/UUNet


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consolidation, the NETCOM/ICG merger, Cable & Wireless' purchase of the
internetMCI assets, the Intermedia/DIGEX merger and GTE's acquisition of BBN are indicative of this trend. Accordingly, the Company expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on the Company's ability to compete effectively with the telecommunications providers and may result in pricing pressure on the Company that would have an adverse effect on the Company's business, financial condition and results of operations.

Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies.

The predominant on-line service providers, including America Online, CompuServe, Microsoft Network and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. The Company competes to a lesser extent with these on-line service providers.

Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies through new technologies such as cable modems and xDSL. While these providers have initially targeted the residential consumer, it is likely that their target markets will expand to encompass business customers, the Company's target market, which may significantly affect the pricing of the Company's service offerings.

As a result of the increase in the number of competitors and the vertical and horizontal integration in the industry, the Company currently encounters and expects to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and the Company cannot predict the effect that ongoing or future developments may have on the Company or the pricing of its products and services. Increased price or other competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

As the Company continues to expand its operations outside the United States, it will encounter new competitors and competitive environments. In some cases, the Company will be forced to compete with and buy services from government owned or subsidized telecommunications providers, some of which may enjoy a monopoly on telecommunications services essential to the Company's business. There can be no assurance that the Company will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with the Company's previously described competitors, foreign competitors may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. There can be no assurance that the Company can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the Company at a significant competitive disadvantage.

RISKS ASSOCIATED WITH ACQUISITIONS AND STRATEGIC ALLIANCES

As part of its business strategy, the Company expects to continue to acquire assets and businesses principally relating to or complementary to its current operations and/or to seek to develop strategic alliances both domestically and internationally. Any such future acquisitions or strategic alliances would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of companies. Such risks include, among other things, the difficulty of integrating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company by the successful incorporation of licensed or acquired technology and rights into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships



                                      45
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with employees and customers as a result of changes in management. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions or strategic alliances.

In addition, as the Company proceeds with acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash will be used to consummate such acquisitions. If the Company were to consummate one or more significant acquisitions or strategic alliances in which the consideration consists of stock, existing shareholders of the Company could suffer a significant dilution of their ownership interests in the Company. Many of the businesses that might become attractive acquisition candidates for the Company may have or generate significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in increases in the Company's amortization expenses and the length of time over which they are reported. In connection with acquisitions, the Company could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with the Company's business. In this regard, an intangible asset that frequently arises in connection with the acquisition of a technology company is "acquired in-process research and development," which under U.S. accounting standards, as presently in effect, must be expensed immediately upon acquisition. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on the Company's business, financial condition and results of operations and could cause substantial fluctuations in the Company's quarterly and yearly operating results. Additionally, while the Company believes that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies it will be able to realize cost savings, there can be no assurance that the Company's integration of acquired companies' operations will be accomplished. The inability of the Company to improve the operating performance of acquired companies' business or to integrate successfully the operations of acquired companies could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company expects that competition for appropriate acquisition candidates may be significant. The Company may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than the Company. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. There can be no assurance that the Company will be able to successfully identify and acquire suitable companies on terms and conditions acceptable to the Company.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH AND EXPANSION

The Company had over 400 POPs as of June 30, 1998 and plans to continue to expand the capacity of existing POPs as customer-driven demand dictates. In addition, the Company completed a number of acquisitions of companies and bandwidth during the six months ended June 30, 1998 and plans to continue to do so. The Company anticipates that its Carrier and ISP Services business unit, as well as other business growth, may require continued enhancements to and expansion of its network. The Company's rapid growth has placed, and in the future may continue to place, a strain on the Company's administrative, operational and financial resources and has increased demands on its systems and controls. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with the Company may take a significant amount of time, will place additional strain on the Company's resources and could subject the Company to additional expenses. These can be no assurance that the Company will be able to integrate these companies successfully or in a timely manner. Competition for qualified personnel in the Internet services industry is intense and there are a limited number of persons with the requisite knowledge of and experience in such industry. The process of locating, training and successfully integrating qualified personnel into the Company's operations is often lengthy and expensive. There can be no assurance that the Company will be successful in attracting, integrating and retaining such personnel. In addition, there can be no assurance that the Company's existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The inability to continue to upgrade the networking systems or the operating and financial control systems, the inability to recruit and hire necessary personnel, the inability to successfully integrate new personnel into the Company's operations, failure to integrate acquired companies, the inability to manage its growth effectively or the emergence of unexpected expansion


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difficulties could have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH STRATEGIC ALLIANCE WITH IXC

The Company is subject to a variety of risks relating to its transactions with IXC and the acquisition, operation and maintenance of the bandwidth corresponding to the PSINet IRUs. Such risks include, among other things, the following: (i) the risk that, if the fair market value of the IXC Initial Shares is less than $240 million on the applicable date, the payment by the Company of the shortfall, whether in cash, stock or a combination thereof (at the Company's option), could result in significant dilution to the Company's shareholders and in IXC's owning a significant, or even a controlling, portion of the Company's outstanding common stock, and/or could necessitate a significant cash outlay by the Company, which in any such event could have a material adverse effect on the Company and its shareholders; (ii) the risk that financial, legal, technical and/or other matters may adversely affect IXC's ability to perform the operation, maintenance and other services under the IRU Purchase Agreement with respect to the bandwidth corresponding to the PSINet IRUs, which may adversely affect the Company's use of such bandwidth; (iii) the risk that, in the event of a material default by IXC under the IRU Purchase Agreement at such time as IXC is in bankruptcy, the Company's use of the bandwidth corresponding to the PSINet IRUs may be materially adversely affected or curtailed; (iv) the risk that the Company will not have access to sufficient additional capital and/or financing on satisfactory terms to enable it to make the necessary capital expenditures to take full advantage of the PSINet IRUs; (v) the risk that IXC may not continue to have the necessary financial resources to enable it to complete, or may otherwise elect not to complete, its contemplated buildout of its fiber optic telecommunications system or that such buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical and/or other factors; (vi) the risk that, in the event of a change of control or change in management of IXC, IXC's successor or new management, as the case may be, may not share IXC's commitment to the buildout of its fiber optic telecommunications system or may not otherwise allocate the necessary human, financial, technical and other resources to satisfactorily meet its obligations to the Company under the IRU Purchase Agreement that would adversely affect the Company's use of the bandwidth corresponding to the PSINet IRUs; (vii) the risk that IXC, as the Company's largest shareholder and through its ex-chairman's seat on the Company's Board of Directors, could subject the Company to certain conflicts of interest or could influence the Company's management in a manner that could adversely affect the Company's business or control of the Company; and (viii) the risk that future sales by IXC of substantial numbers of shares of the Company's common stock could adversely affect the market price of the Company's common stock and make it more difficult for the Company to raise funds through equity offerings and to effect acquisitions of businesses or assets in consideration for issuances of its common stock. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with its strategic alliance with IXC.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

A component of the Company's strategy is its planned expansion into international markets. There can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, expropriation, nationalization, war, insurrection and other political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. The Company may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct its foreign operations successfully. There can be no assurance that such factors will not have an adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. In addition, there can be no assurance that laws or administrative


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practice relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS

The Company's products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. The Company's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop its technical expertise, to enhance its current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new technologies, developing new services or enhancing its existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. There can be no assurance that the Company will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. There can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete. Changes to the Company's services in response to market demand may require the adoption of new technologies that could likewise render certain of the Company's assets technologically uncompetitive or obsolete. As the Company accepts bandwidth from IXC under the IRU Purchase Agreement or acquires bandwidth or equipment from other suppliers that may better meet the Company's needs than existing bandwidth or equipment, certain of the Company's assets could be determined to be obsolete or excess. The cancellation of agreements or disposition of obsolete or excess assets could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company also faces the risk of fundamental technological changes in the way Internet access is delivered. Integrating technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its network infrastructure.

DEPENDENCE ON KEY PERSONNEL

The Company's success depends to a significant degree upon the continued contributions of its senior management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the Internet services industry is intense and there is a limited number of persons with knowledge of and experience in the Internet service industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, product development efforts and ability to expand its network infrastructure. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES FOR REPAYMENT OF THE NOTES

The Company is an operating entity that also conducts a portion of its business through its subsidiaries and may, in the future, conduct a greater portion of its business through its subsidiaries. The Company's cash flow from operations and consequent ability to service its debt (including the Notes) is, therefore, partly dependent (and may become more dependent) upon the earnings of its subsidiaries and the distribution (through dividends or otherwise) of those earnings to the Company, or upon loans, advances or other payments of funds by those subsidiaries to the Company. The Company's subsidiaries have no obligation, contingent or otherwise, to make any funds available to the Company for payment of the

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principal of or interest on the Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness and applicable laws.

Claims of creditors of the Company's subsidiaries and holders of preferred stock, if any, of such subsidiaries will have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, except to the extent that such subsidiaries have provided guarantees of the Company's indebtedness and to the extent that loans made by the Company to its subsidiaries are recognized as indebtedness. Therefore, the Notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company's subsidiaries, including trade payables. As of June 30, 1998, the Company's subsidiaries had approximately $58.1 million of total liabilities (including trade payables and accrued liabilities). Under the terms of the Indenture governing the Notes, certain subsidiaries of the Company will be restricted in their ability to incur debt in the future. The Notes also are effectively subordinated to any secured indebtedness of the Company because holders of such indebtedness will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such indebtedness except to the extent the Notes are equally and ratably secured by such assets.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK; REGULATORY MATTERS

The law relating to liability of ISPs for information carried on or disseminated through their networks is not completely settled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. The U.S. Supreme Court has let stand a lower court ruling which held that an online service provider was protected from liability for material posted on its system by a provision of the Communications Decency Act. However, the findings in that case may not be applicable in other circumstances. Other courts have held that online service providers and ISPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. Certain provisions of the Communications Decency Act, which imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications, have been found unconstitutional by the U.S. Supreme Court. New legislative attempts to curtail obscene or indecent communications are likely. The imposition upon ISPs or web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

The Company carries errors and omissions insurance with a policy limit of $10 million, subject to deductibles and exclusions. Such coverage may not be adequate or available to compensate the Company for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

Although the Company's Internet operations are not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency (other than regulations applicable to businesses generally), due to the increasingly widespread use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls. The FCC continues to review its regulatory position on the usage of the basic network and communications facilities by ISPs. Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from Regional Bell Operating Companies ("RBOCs") or other telecommunications companies, could have an adverse effect on the Company's business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on ISPs, the impact of this decision on the availability of telephone service was the subject of a congressionally-mandated report. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented ISPs such as the Company. Nonetheless, the imposition of access charges would affect the Company's costs of serving

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

dial-up customers and could have a material adverse effect on the Company's business, financial condition and results of operations.

The law relating to the regulation and liability of Internet access providers in relation to information carried or disseminated also is undergoing a process of development in other countries. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering online and Internet access services, including the Company.

The Company's wholly-owned subsidiary, PSINetworks Company (formerly known as PSINet Telecom Limited), has received a license from the FCC to provide global facilities-based telecommunications services, subjecting it to regulation as a non-dominant international common carrier. PSINetworks also has received competitive local exchange carrier ("CLEC") certification in Colorado and is considering the financial, regulatory and operational implications of becoming or acquiring a CLEC in certain other states. As a result, it is also possible that the Company could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities, as a provider of domestic basic telecommunications services, particularly competitive local exchange services.

The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, many regulations may be subject to judicial review, the result of which the Company is unable to predict.

Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. The Company believes that, in the current regulatory environment, the FCC is unlikely to do so. International non-dominant carriers must maintain tariffs on file with the FCC. Regulation of CLECs occurs on both a state and federal level, to the extent CLECs provide interstate exchange access service. Regulatory regimes vary from state to state, however, competing local exchange carriers are non-dominant and are likely to be subject to a relaxed form of regulation. Nevertheless, there are numerous state and federal proceedings that may impose regulatory burdens on CLECs. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on the Company.

DEPENDENCE ON SUPPLIERS

The Company has few long-term contracts with its suppliers. The Company is dependent on third party suppliers for its leased-line connections, or bandwidth. Certain of these suppliers are or may become competitors of the Company, and such suppliers are not subject to any contractual restrictions upon their ability to compete with the Company. To the extent that these suppliers change their pricing structures, the Company may be adversely affected. Due to the consummation of its transaction with IXC, the Company anticipates that its dependence upon certain of these suppliers will be decreased as it accepts delivery of OC-48 bandwidth under the IRU Purchase Agreement. Nevertheless, until the IXC fiber optic telecommunications system is completed (and IXC is not obligated under the IRU Purchase Agreement to extend its buildout of the IXC system beyond 6,640 unique route miles of OC-48 bandwidth) and, in certain geographic areas, even after such completion, the Company will continue to be dependent upon such suppliers. Moreover, any failure or delay of IXC to deliver bandwidth under the IRU Purchase Agreement or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect the Company. The Company is also dependent on certain third party suppliers of hardware components. Although the Company attempts to maintain a minimum of two vendors for each required product, certain components used by the Company in providing its networking services are currently acquired or available from only one source.

The Company has from time to time experienced delays in the receipt of certain hardware components and telecommunications facilities, including delays in delivery of PRI telecommunications facilities (which connect dial-up customers to the Company's network). A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on the Company. The Company's remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to the Company's desire to maintain good relationships with the suppliers. As the Company's suppliers revise and upgrade their equipment technology, the Company may encounter difficulties in integrating the new technology into the Company's network.

Certain of the vendors from whom the Company purchases telecommunications bandwidth, including the RBOCs and other local exchange carriers ("LECs"), currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, newly enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices charged by the RBOCs and other LECs to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company is subject to the effects of other potential regulatory actions which, if taken, could increase the cost of the Company's telecommunications bandwidth through, for example, the imposition of access charges.

RISKS ASSOCIATED WITH FINANCING ARRANGEMENTS

Certain of the Company's financing arrangements are secured by substantially all of the Company's assets and stock of certain subsidiaries of the Company. These financing arrangements require that the Company satisfy certain financial covenants and currently prohibit the payment of dividends and the repurchase of capital stock of the Company without, in each case, the lender's consent. The Company's secured lenders would be entitled to foreclose upon those assets in the event of a default under the financing arrangements and to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of the Company's securities in the event that the Company is liquidated. In addition, the collateral security arrangements under the Company's existing financing arrangements may adversely affect the Company's ability to obtain additional borrowings.

RISK OF SYSTEM FAILURE OR SHUTDOWN

The success of the Company is dependent upon its ability to deliver reliable, high-speed access to the Internet. The Company's network, as is the case with other networks providing similar service, is vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. The Company is also dependent upon the ability and willingness of its telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. While the Company's network has been designed with redundant circuits among POPs to allow traffic rerouting, lab and field testing is performed before integrating new and emerging technology into the network, and the Company engages in capacity planning, there can be no assurance that the Company will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network. The Company carries business personal property insurance at scheduled locations (which are typically staffed by Company personnel) and at unscheduled locations (which are typically unstaffed) with a blanket property limit of $168 million and business interruption insurance with a blanket limit of $10 million, in each case subject to deductibles and exclusions. Such coverage may not be adequate or available to compensate the Company for all losses that may occur. In addition, the Company generally attempts to limit its liability to customers arising out of network failures through contractual provisions disclaiming all such liability and, in respect of certain services, limiting liability to a usage credit based upon the amount of time that the system was not operational. There can be no assurance that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage the reputation of the Company and result in the loss of customers.

NETWORK SECURITY RISKS; RISKS ASSOCIATED WITH PROVIDING SECURITY SERVICES

Despite the implementation of network security measures by the Company, such as limiting physical and network access to its routers, its infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers, which may deter potential customers and adversely affect existing customer relationships. Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on the Company.

The security services offered by the Company for use in connection with its customers' networks also cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although the Company attempts to limit contractually its liability in such instances, the occurrence of such problems may result in claims against or liability on the part of the Company. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business or reputation or on its ability to attract and retain customers for its products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and the Company's customer base and revenues.

DEPENDENCE ON TECHNOLOGY; PROPRIETARY RIGHTS

The Company's success and ability to compete is dependent in part upon its technology and proprietary rights, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. Nevertheless, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently, and there can be no assurance that such measures are adequate to protect the Company's proprietary technology. In addition, the Company's products may be licensed or otherwise utilized in foreign countries where laws may not protect the Company's proprietary rights to the same extent as do laws in the United States. It is the Company's policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time the Company has received claims of infringement of other parties' proprietary rights. While the Company does not believe that it has infringed the proprietary rights of other parties, there can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

The Company has recently introduced new enterprise service offerings, including the introduction of value-added, IP-based enterprise communication services and DSL-based Internet access services in limited areas. The failure of these services to gain market acceptance in a timely manner or at all, or the failure of DSL-based services, in particular, to achieve significant market coverage could have a material adverse effect on the business, financial condition and results of operations of the Company. Introduction by the Company of new or enhanced services with reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such services, which could adversely affect the Company's ability to attract new customers and subscribers. The Company's services may contain undetected errors or defects when first introduced or as enhancements are introduced. There can be no assurance that, despite testing by the Company or its customers, errors will not be found in new services after commencement of commercial deployment, resulting in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from the Company's other development efforts and the loss of credibility with the Company's customers and subscribers. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, if the Company is unable to match its network capacity to customer demand for its services, its network could become congested during periods of peak customer demand, which could adversely affect the quality of service provided by the Company. Conversely, owing to the high fixed cost nature of PSINet's infrastructure, under-utilization of the PSINet network could adversely affect the Company's ability to provide cost-efficient services. The failure of the Company to match network capacity to demand could have a material adverse effect on the Company's business, financial condition or results of operations.

YEAR 2000

Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many computer systems and software products will need to be upgraded or replaced in order to comply with such Year 2000 requirements. The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures. The Company has established procedures for evaluating and managing the risks and costs associated with this problem and believes that its computer systems are currently Year 2000 compliant. In addition to the Company's internal assessment of its computer systems' Year 2000 compliance, the Company is in the process of selecting an independent consultant to conduct a Year 2000 audit of its systems' Year 2000 readiness and to submit a plan for remediating any problem areas that are identified by such audit. Until such audit is completed, which the Company expects to occur prior to the end of 1998, the Company is unable to estimate the cost of any such required remediation.

While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there can be no assurance that the systems of other companies with which it has material relationships will be converted on a timely basis and will not have a material adverse effect on the Company. For example, many of the Company's customers maintain their Internet connections on UNIX-based servers, which may be impacted by Year 2000 complications. The failure of the Company's customers to ensure that their servers are Year 2000 compliant could have a material adverse effect on such customers, which in turn, to the extent their demand for the Company's services and products are adversely affected, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company faces risks to the extent that suppliers of products, services and systems purchased by the Company and others with whom the Company transacts business on a worldwide basis do not have business systems or products that are Year 2000 compliant. The Company has requested Year 2000 compliance information from its software and hardware vendors, but has not yet received all responses. The Company intends to continue its efforts to monitor the Year 2000 compliance of key third parties, although specific plans to assess third-party vendor network equipment have not yet been formalized and the Company has not yet adopted a contingency plan to address possible risks to these systems. In the event any third parties cannot timely provide the Company with products, services or systems that meet the Year 2000 requirements, the Company's operations could be materially adversely affected. There can be no assurance that these or other factors relating to the Year 2000 compliance issues, including, without limitation, the possibility of litigation, will not have a material adverse affect on the Company's business, financial condition or results of operations. The Company expects to incur significant internal staff costs as well as consulting and other expenses in connection with addressing these issues, which costs will be expensed as incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000.'"

POTENTIAL VOLATILITY OF STOCK PRICE

The market price and trading volume of the Company's common stock has been and may continue to be highly volatile. Factors such as variations in the Company's revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving competitors of the Company or price reductions by the Company, its competitors or providers of alternative services could cause the market price of the common stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations have adversely affected and may continue to adversely affect the market price of the common stock.

FORWARD-LOOKING STATEMENTS

The statements contained in this Report that are not historical fact are ''forward-looking statements'' (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as ''believes,'' ''expects,'' ''may,'' ''will,'' ''should,'' or ''anticipates'' or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These forward-looking statements, such as, among others, those relating to the potential benefits to the Company resulting from its acquisition of the OC-48 bandwidth from IXC, the revenue and profitability levels of the Company's current operations and its operations after integrating the operations of the companies it has recently acquired, and other matters contained above and elsewhere in this Report regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although presently considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Report. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular forward-looking statements may differ substantially from those projected. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


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